Filed pursuant to 424(b)(3)
Registration No. 333-176775

SUPPLEMENT NO. 10
DATED APRIL 4, 2013
TO THE PROSPECTUS DATED OCTOBER 18, 2012
OF INLAND REAL ESTATE INCOME TRUST, INC.

This Supplement No. 10 supplements, and should be read in conjunction with, the prospectus of Inland Real Estate Income Trust, Inc., dated October 18, 2012. This Supplement No. 10 supersedes and replaces the following prior supplements: Supplement No. 9 dated March 14, 2013; and Supplement No. 8 dated February 6, 2013 (which superseded and replaced all prior supplements). Unless otherwise defined in this Supplement No. 10, capitalized terms used herein have the same meanings as set forth in the prospectus.

The purposes of this Supplement No. 10 are as follows: to provide an update regarding the distributions declared for April 2013; to incorporate the relevant sections of our Annual Report on Form 10-K for the year ended December 31, 2012, including the sections captioned “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements as of and for the year ended December 31, 2012; and to provide an update on the status of our current public offering.

Selected Financial Data

The following updates the discussion contained in the section of our prospectus captioned “Selected Financial Data,” which begins on page 66 of the prospectus.

The following table shows our selected financial data relating to our consolidated historical financial condition and results of operations. This selected data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this report.

	December 31, 2012	For the period from August 24, 2011 (inception) through December 31, 2011

Total income	$101,986	$-
Net loss	$(1,139,882)	$(19,892)
Net loss per common share, basic and diluted (a)	$(18.04)	$(0.99)
Distributions declared to common stockholders	$13,793	$-
Distributions per weighted average common share (a)	$0.22	$-
Cash flows used in operating activities	$(524,042)	$(19,892)
Cash flows used in investing activities	$(32,163,615)	$(1,000)
Cash flows provided by financing activities	$34,890,619	$54,980
Weighted average number of common shares outstanding, basic and diluted	63,198	20,000

(a)	The net loss per common share, basic and diluted is based upon the weighted average number of common shares outstanding for the year or period ended. The distributions per common share are based upon the weighted average number of common shares outstanding for the year or period ended.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following supplements the discussion contained in the section of our prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which begins on page 145.

Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our prospectus constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not historical facts but reflect the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and we caution stockholders not to place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our prospectus and the factors described below:

•	We have a limited operating history and the prior performance of programs sponsored by IREIC should not be used to predict our future results;
•	market disruptions may adversely impact many aspects of our operating results and operating condition;
•	we may suffer from delays in selecting, acquiring and developing suitable assets;
•	we may pay distribution from sources other than cash flow from operations, including the net offering proceeds of our current offering;
•	there is no public market for our shares, and our stockholders may not be able to sell their shares under our share repurchase program and, if our stockholders are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares;
•	our charter generally limits the total amount we may borrow to 300% of our net assets, equivalent to 75% of the cost of our assets;
•	IREIC may face a conflict of interest in allocating personnel and resources between its affiliates, our Business Manager and our Real Estate Managers;
•	we do not have arm’s-length agreements with our Business Manager, our Real Estate Managers or any other affiliates of IREIC;
•	we pay significant fees to our Business Manager, Real Estate Managers and other affiliates of our Sponsor;
•	our Business Manager and its affiliates will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders;
•	our properties may compete with the properties owned by other programs sponsored by IREIC or IPCC; and
•	if we fail to qualify as a REIT, our operations and distributions to stockholders will be adversely affected.

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Forward-looking statements in our prospectus reflect our management’s view only as of the date of this Report, and may ultimately prove to be incorrect or false. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. We intend for these forward-looking statements to be covered by the applicable safe harbor provisions created by Section 27A of the Securities Act and Section 21E of the Exchange Act.

The following discussion and analysis relates to the year ended December 31, 2012, and for the period from August 24, 2011(inception) through December 31 2011 and as of December 31, 2012 and 2011. You should read the following discussion and analysis along with our consolidated financial statements and the related notes included in this report.

Overview

We are an externally managed Maryland corporation formed in August 2011 to acquire a diversified portfolio of commercial real estate located throughout the United States. We are managed by our business manager, IREIT Business Manager & Advisor, Inc. referred to herein as our “Business Manager”. We may acquire retail properties, office buildings, multi-family properties and industrial/distribution and warehouse facilities. Within these property types, we will focus primarily on “core” real estate assets.

Core real estate assets are those assets that typically satisfy some, but not necessarily all, of the following criteria:

▪	properties located within major regional markets or accelerating secondary markets;

▪	properties with above-market occupancy rates, with leases that provide for market rental rates and that have staggered maturity dates; and

▪	properties that have anchor tenants with strong credit ratings.

Core real estate assets also typically provide predictable, steady cash flow and have a lower risk profile than non-core real estate assets. We also may purchase single-tenant, net-leased properties within any of these four property types.  We may purchase existing or newly-constructed properties as well as properties that are under development or construction, including those where development has not commenced. In addition, in all cases, we may acquire properties directly, by purchasing the property, also known as a “fee interest,” or through joint ventures, including joint ventures in which we do not own a controlling interest. We also may invest in real estate-related equity securities of both publicly traded and private real estate companies, as well as commercial mortgage-backed securities.

At December 31, 2012, the Company owned 13 retail properties totaling 298,095 square feet and they are 100% leased and occupied. As of December 31, 2012 annualized base rent per square foot averaged $8.01 for all properties. Annualized base rent is calculated by annualizing the current, in-place monthly base rent for leases, including any tenant concessions, such as rent abatement or allowances, which may have been granted.

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On October 18, 2012 we commenced our initial public offering, referred to herein as the “Offering.” We are offering 150,000,000 shares of our common stock at a price of $10.00 per share on a “best efforts” basis through Inland Securities Corporation, or “Inland Securities,” our dealer manager, a wholly owned subsidiary of our Sponsor. “Best efforts” means that Inland Securities is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to 30,000,000 shares of our common stock at a price of $9.50 per share to stockholders who elect to participate in our distribution reinvestment plan (“DRP”). In each case, the offering price was determined by our board of directors.

Market Outlook

As we enter the growth stage of our capital raising efforts, we believe that our executive management team is well positioned to execute our business strategy of acquiring quality commercial real estate assets that generate sustainable and predictable distributions for our stockholders. Ms. McGuinness, director, president and chief operating officer of the Company, has been with Inland for over 14 years. She also serves as the president and chief executive officer for the entities owning the real estate managers for Inland Diversified Real Estate Trust, Inc. Previously Ms. McGuinness was head of property management for Inland Retail Real Estate Trust, Inc., which had a successful liquidity event when it was acquired in a merger with Developers Diversified Realty Corporation (NYSE:DDR). Mr. Goodwin, director and chairman of the board, founded the Inland real estate organization in 1968 and served as the chairman of the board of Inland Real Estate Corporation (NYSE:IRC) from 2004 through 2008.

Today’s economic environment is characterized by historically low interest rates that may start to increase. Commercial property prices have nearly recovered to 2007 values in many sectors. Although mild, we believe that the economy is moving from recovery status toward a growth cycle. Demographic trends are also favorable. In the past four years the population of the United States has grown, but there has been very little new real estate development during this period of time. While tenants recently have had pricing power over property owners, we believe we have reached an inflection point where that pricing power will return to the property owner due to supply and demand considerations. In short, we believe the ability to buy commercial real estate and rely on price appreciation is diminishing. Therefore, value needs to be created by growing net operating income.

Our general experience tells us that a period of rising inflation can translate to a period of rising rental rates, particularly at multi-tenant retail properties that include a higher instance of lease roll-over. In comparison to single-tenant properties with longer leases, this provides significantly more opportunities to increase rental rates as a higher percentage of leases expire more frequently.

As a demonstration of its commitment to investors IREIC, our sponsor, invested $2.0 million and received approximately 222,222 shares of our common stock at $9.00 per share on October 26, 2012. No sales commission or other consideration was paid in connection with the sale. IREIC’s invested capital, combined with capital from early investors, helped satisfy our minimum offering requirement and enabled us to purchase 12 single-tenant triple net leases properties at a high yield to help build cash flow, as well as one multi-tenant retail property. Now that we have established cash flow, the management team is looking to build out our long-term and focused acquisition approach.

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Currently, our management team believes that we can produce the best risk adjusted returns in multi-tenant necessity-based retail shopping centers. This sector of the retail asset class is characterized by multiple leases with a wide variety of tenants on each property. As our capital raise gains momentum, the management team expects to continue to purchase net leased opportunities characterized by longer-term leases secured by high quality tenant credits, but also intends to begin to shift its focus toward the multi-tenant retail space similar to our acquisition of the 186,205 square foot Newington Fair Shopping Center in Newington Connecticut.

Our investment mandate allows us to build our portfolio with core assets in core markets. We endeavor to find the best risk-adjusted opportunities for our stockholders, given the considerable resources available to us through our real estate managers, our business manager and our business manager’s acquisitions team.

References in this Report to “Inland” refer to some or all of the entities that are part of The Inland Real Estate Group of Companies, Inc., which is comprised of a group of independent legal entities, some of which may be affiliates, share some common ownership or have been previously sponsored or managed by our sponsor or its subsidiaries.

Liquidity and Capital Resources

Our principal demand for funds is to acquire real estate assets, to pay operating expenses, to pay interest on our outstanding indebtedness and to make distributions to our stockholders.  We will generally seek to fund our cash needs for items other than asset acquisitions from operations.  Our cash needs for acquisitions will be funded primarily from the sale of our shares, including those offered for sale through our distribution reinvestment plan, as well as financing to be obtained concurrent with an acquisition or in the future.  There may be a delay between the sale of our shares and our purchase of assets, which could result in a delay in generating returns, if any, from our investment operations.  Our Business Manager, its acquisition group, and Inland Real Estate Acquisitions, or “IREA,” will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf.  Pending investment in real estate assets, we may decide to temporarily invest any unused proceeds from the Offering in certain investments that could yield lower returns than those earned on real estate assets.  These lower returns may affect our ability to make or fund distributions to you.

Potential future sources of liquidity include continued proceeds from the best efforts offering and DRP, proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of assets and undistributed cash flow from operations.  If necessary, we may use financings or other sources of liquidity (capital) in the event of unforeseen significant capital expenditures.  We have not identified any sources for these types of financings.

As of December 31, 2012, the Offering generated proceeds, net of commissions, the marketing contribution and due diligence expense reimbursements, the majority of which are reallowed to third party soliciting dealers totaling $2,506,150.

Through December 31, 2012, our liquidity needs have primarily been to purchase twelve Dollar General retail stores and the Newington Fair Shopping Center and to pay organization and offering costs. Our Sponsor advanced $1,630,000 to us for the payment of organization and offering costs. The Company funded the purchase of the twelve Dollar General retail stores and the Newington Fair Shopping Center with proceeds from mortgage and mezzanine loans totaling approximately $32,677,167 and $10 in cash.

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The Company primarily funded its thirteen property acquisitions by obtaining first mortgages and mezzanine loans. The Company’s charter provides for limits on the amounts the Company may borrow. The amount is limited to an aggregate of 300% of our net assets, which equates to 75% of the cost of our assets, as defined. However, the charter includes a provision, as defined, which allowed the Company’s board of directors to determine that a higher debt level is appropriate. The Company incurred total debt in 2012 of approximately $32.7 million of which approximately $12.9 million is due in 2013, approximately $9.8 million is due in 2015, approximately $2.5 million is due in 2020, and the remaining amount of approximately $7.5 million is due in 2027.

Our Sponsor has advanced approximately $1,630,000 to us for the payment of organization and offering costs.

Cash Flow Analysis

Cash used in operating activities was $524,042 and $19,892 for the year ended December 31, 2012 and the period from August 24, 2011 (inception) through December 31, 2011, respectively, and was primarily used to pay general and administrative expenses.

Cash used in investing activities was $32,163,615 and $1,000 for the year ended December 31, 2012 and the period from August 24, 2011 (inception) through December 31, 2011, respectively. During 2012, cash was used to acquire thirteen properties and during 2011 cash was used for an investment in related party.

Cash provided by financing activities was $34,890,619 and $54,980 for the year ended December 31, 2012 and for the period from August 24, 2011 (inception) through December 31, 2011, respectively. We generated proceeds from the sale of shares, net of offering costs paid, of $1,559,334 during 2012 and paid $495,020 during 2011. Our Sponsor made advances of $1,080,000 and $550,000 in 2012 and 2011, respectively. We generated $32,677,167 from borrowings secured by thirteen properties and paid $425,882 in loan fees during 2012.

Results of Operations

The following discussion is based on our consolidated financial statements for the year ended December 31, 2012.  Although our results of operations include income and expense incurred for the year ended December 31, 2012, we did not purchase our first property until November 6, 2012.  Our net loss was $1,139,882 and included the following components for 2012.

Operating loss. Operating loss for the year ended December 31, 2012 was $1,041,785 which consisted of total income, property operating expenses, general and administrative expenses and depreciation and amortization.

Total income for the year ended December 31, 2012 was $101,986 which consisted primarily of tenant rental income. Property operating expenses totaled $4,534, and consisted of property management fees and costs of owning and maintaining investment property and real estate taxes.

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General and administrative expenses for the year ended December 31, 2012 totaled $1,097,491 and consisted primarily of acquisition costs and fees of $732,739, professional fees of $161,839 and other costs of $202,913.

Depreciation and amortization expense for the year ended December 31, 2012, totaled $41,746 and was a result of depreciation on the thirteen properties purchased during the fourth quarter of 2012 in the amount of $31,790 and amortization of acquired lease intangible assets totaling $9,956.

Interest expense. Interest expense for the year ended December 31, 2012, totaled $98,097 and is due to the financing of thirteen properties purchased during the fourth quarter of 2012.

Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Below are the accounting policies we believe will be critical once we commence principal operations. We consider these policies to be critical because they require our management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

Offering and Organizational Costs

Costs associated with the Offering will be deferred and charged against the gross proceeds of the Offering upon the sale of shares. Formation and organizational costs will be expensed as incurred.

Acquisitions

We will allocate the purchase price of each acquired business between tangible and intangible assets at full fair value at the date of the transaction. Such tangible and intangible assets will include land, building and improvements, acquired above market and below market leases, in-place lease value, customer relationships (if any), and any assumed financing that is determined to be above or below market terms. Any additional amounts will be allocated to goodwill as required, based on the remaining purchase price in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed. The allocation of the purchase price is an area that will require judgment and significant estimates.

We will expense acquisition costs of all transactions as incurred. All costs related to finding, analyzing and negotiating a transaction will be expensed as incurred as a general and administrative expense, whether or not the acquisition is completed. These expenses would include acquisition fees, if any, paid to an affiliate of our Business Manager.

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Impairment

We will assess the carrying values of the respective long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. If it is determined that the carrying value is not recoverable because the undiscounted cash flows do not exceed the carrying value, we will be required to record an impairment loss to the extent that the carrying value exceeds fair value. The valuation and possible subsequent impairment of investment properties will be a significant estimate that can change based on our continuous process of analyzing each property and reviewing assumptions about uncertain inherent factors, as well as the economic condition of the property at a particular point in time.

We will also evaluate our equity method investments for impairment indicators. The valuation analysis considers the investment positions in relation to the underlying business and activities of our investment and identifies potential declines in fair value. An impairment loss should be recognized if a decline in value of the investment has occurred that is considered to be other than temporary, without ability to recover or sustain operations that would support the value of the investment.

Cost Capitalization and Depreciation Policies

Real estate acquisitions will be recorded at cost less accumulated depreciation. Improvements and betterment costs will be capitalized and ordinary repairs and maintenance will be expensed as incurred.

Depreciation expense will be computed using the straight-line method. Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of thirty years for buildings and improvements, and five to fifteen years for furniture, fixtures and equipment and site improvements. Tenant improvements will be amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization. Leasing fees will be amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization. Loan fees will be amortized on a straight-line basis, which approximates the effective interest method, over the life of the related loan as a component of interest expense. The portion of the purchase price allocated to acquired above market lease costs and acquired below market lease costs will be amortized on a straight-line basis over the life of the related lease as an adjustment to net rental income. Acquired in-place lease costs and other leasing costs will be amortized on a straight-line basis over the weighted-average remaining lease term as a component of amortization expense.

Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

Revenue Recognition

We will commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease will begin when the lessee takes possession of or controls the physical use of the leased asset. Generally, this will occur on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

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If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset will be the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease. In these circumstances, we will begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. We will consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment.

We will recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of other assets in the accompanying consolidated balance sheets. Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and decrease in the later years of a lease. We periodically will review the collectability of outstanding receivables. Allowances will be taken for those balances that we deem to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses will be accrued as revenue in the period the applicable expenses are incurred. We will make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. We do not expect the actual results to materially differ from the estimated reimbursement.

We will recognize lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, collectability is reasonably assured and the tenant is no longer occupying the property. Upon early lease termination, we will provide for losses related to unrecovered intangibles and other assets.

As a lessor, we will defer the recognition of contingent rental income, such as percentage rent, until the specified target that triggered the contingent rental income is achieved.

Partially-Owned Entities

We will consolidate the operations of a joint venture if we determine that we are either the primary beneficiary of a variable interest entity (VIE) or have substantial influence and control of the entity. The primary beneficiary is the party that has the ability to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. There are significant judgments and estimates involved in determining the primary beneficiary of a variable interest entity or the determination of who has control and influence of the entity. When we consolidate an entity, the assets, liabilities and results of operations will be included in our consolidated financial statements.

In instances where we determine that we are not the primary beneficiary of a variable interest entity or we do not control the joint venture but we can exercise influence over the entity with respect to its operations and major decisions, we will use the equity method of accounting. Under the equity method, the operations of a joint venture will not be consolidated with our operations but instead our share of operations will be reflected as equity in earnings (loss) on unconsolidated joint ventures on our consolidated statements of operations and other comprehensive income. Additionally, our net investment in the joint venture will be reflected as investment in and advances to joint venture as an asset on the consolidated balance sheets.

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Contractual Obligations

We have guaranteed the full amount of the mortgages payable and mezzanine notes of our subsidiaries in the event that any of them fail to provide access or information to the properties or fail to obtain a lender’s prior written consent to any liens on or transfers of any of the properties, and in the event of any losses, costs or damages incurred by a lender as a result of fraud or intentional misrepresentation of any subsidiary borrower, gross negligence or willful misconduct, material waste of the properties and the breach of any representation or warranty concerning environmental laws, among other things. We expect to use offering proceeds to repay the mezzanine loans.

The table below presents, on a consolidated basis, our obligations and commitments to make future payments under debt obligations (including interest) as of December 31, 2012. Debt obligations under debt which is subject to variable rates are based on interest rates as of December 31, 2012.

		Payments due by period
	Total	2013	2014	2015	2016	2017	Thereafter

Principal payments on debt	$32,677,167	$12,926,717	$-	$9,790,000	$--	$--	$9,960,450
Interest payments on debt	9,912,795	1,783,097	894,782	890,020	547,139	547,139	5,250,618
Total	$42,589,962	$14,709,814	$894,782	$10,680,020	$547,139	$547,139	$15,211,068

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Subsequent Events

Our board of directors declared distributions payable to stockholders of record each day beginning on the close of business on January 1, 2013 through the close of business on March 31, 2013. Distributions were declared in a daily amount equal to $0.001643836 per share, which if paid each day for a 365-year period, would equate to $0.60 per share or a 6.0% annualized rate based on a purchase price of $10.00 per share. Distributions were and will continue to be paid monthly in arrears, as follows:

•	In January 2013, total distributions declared for the month of December 2012 were paid in the amount equal to $13,793, of which $13,376 was paid in cash and $417 was reinvested through the Company’s DRP, resulting in the issuance of an additional 43.876 shares of common stock.

•	In February 2013, total distributions declared for the month of January 2013 were paid in the amount equal to $16,994, of which $14,083 was paid in cash and $2,911 was reinvested through the Company’s DRP, resulting in the issuance of an additional 306.412 shares of common stock.

•	In March 2013, total distributions declared for the month of February 2013 were paid in the amount equal to $23,354, of which $14,759 was paid in cash and $8,595 was reinvested through the Company’s DRP, resulting in the issuance of an additional 904.524 shares of common stock.

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As of March 27, 2013, the Company has raised total equity, net of commissions, the marketing contribution, and due diligence expense reimbursements, the majority of which are reallowed to third party soliciting dealers, of approximately $6.2 million and issued approximately 682 thousand shares of common stock in the best efforts offering. In addition, the Company issued 1,255 shares of common stock through the DRP program.

On February 11, 2013, February 22, 2013, March 5, 2013 and March 18, 2013, we used $1,000,000, $500,000, $750,000 and $500,000, respectively, of the net proceeds from our “best efforts” offering to repay $2,750,000, in aggregate, of principal indebtedness outstanding under the mezzanine loan obtained in connection with the acquisition of the portfolio of five Dollar General retail stores on November 6, 2012.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are exposed to various market risks, including changes in interest rates and commodity prices. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and commodity prices. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We may enter into financial instruments to manage and reduce the impact of changes in interest rates. We may also enter into financial instruments to manage and reduce the impact of changes in commodity prices. The counterparties are expected to be major financial institutions.

Interest Rate Risk

We may be exposed to interest rate changes primarily as a result of long-term debt used to purchase properties or other real estate assets, maintain liquidity and fund capital expenditures or operations. We currently have limited exposure to financial market risks as approximately 56% of our long term debt has a fixed rate of interest as of December 31, 2012. As of December 31, 2012, we had outstanding debt, which is subject to fixed interest rates and variable rates of $18,228,670 and $14,448,497, respectively, bearing interest rates in the range equal to 3.551% to 10.00% per annum, respectively.

If market rates of interest on all debt which is subject to variable rates as of December 31, 2012 permanently increased by 1% (100 basis points), the increase in interest expense on all debt would decrease future earnings and cash flows by approximately $144,485 annually. If market rates of interest on all debt which is subject to variable rates as of December 31, 2012 permanently decreased by 1% (100 basis points), the decrease in interest expense on all debt would increase future earnings and cash flows by the same amount.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets and investments in commercial mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy. If we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to both credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us because the counterparty may not perform. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We will seek to manage the market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. There is no assurance we will be successful.

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With regard to variable rate financing, our Business Manager will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our Business Manager will maintain risk management control systems to monitor interest rate cash flow risk attributable to both of our outstanding or forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced. Our board has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes.

Plan of Distribution

The following information is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 207.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of April 3, 2013.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)

From our sponsor in connection with our formation:	20,000	200,000	–	200,000

Shares sold in the offering:	802,540.267	7,448,111	222,250	7,225,861

Shares sold pursuant to our distribution reinvestment plan:	2,903.991	27,588	–	27,588

Shares purchased pursuant to our share repurchase program:
Total:	825,444.258	7,675,699	222,250	7,453,449
(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.
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Experts

The following updates the section of the prospectus captioned “Experts,” which begins on page 227, and all other similar discussions throughout the prospectus.

The consolidated financial statements of Inland Real Estate Income Trust, Inc. as of December 31, 2012 and 2011, and for the year ended December 31, 2012 and the period from August 11, 2011 (inception) through December 31, 2011, and related financial statement schedule, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Financial Statements

The following financial statements update the financial statements contained in the section captioned “Financial Statements,” which begins on page F-1 of the prospectus.

Schedules not filed:

All schedules other than the one listed in the Index have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

F-1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Inland Real Estate Income Trust, Inc.:

We have audited the accompanying consolidated balance sheets of Inland Real Estate Income Trust, Inc. (the Company) and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2012 and the period from August 24, 2011 (inception) through December 31, 2011. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inland Real Estate Income Trust, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the year ended December 31, 2012 and the period from August 24, 2011 (inception) through December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
March 28, 2013

F-2

INLAND REAL ESTATE INCOME TRUST, INC.

(A Maryland Corporation)

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS

Assets:
Investment properties:
Land	$10,202,471	$--
Building and other improvements	19,011,528	--
Total	29,213,999	--
Less accumulated depreciation	(31,790)	--
Net investment properties	29,182,209	--
Cash and cash equivalents	2,237,050	34,088
Acquired lease intangibles, net	3,333,131	--
Deferred loan fees, net	421,379	--
Investment in related party	1,000	1,000
Other assets	84,306	839,106
Total assets	$35,259,075	$874,194

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Mortgages and notes payable	$32,677,167	$--
Accounts payable and accrued expenses	541,275	74,396
Distributions payable	13,793	--
Acquired below market lease intangibles, net	393,196	--
Due to related parties	2,443,900	619,690
Other liabilities	170,130	--
Total liabilities	36,239,461	694,086

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $.001 par value, 40,000,000 shares authorized, none outstanding	--	--
Common stock, $.001 par value, 1,460,000,000 shares authorized, 276,238.889 and 20,000 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	276	20
Additional paid in capital (net of offering costs of $2,329,969 and none as of December 31, 2012 and 2011, respectively)	192,905	199,980
Retained earnings (deficit)	(1,173,567)	(19,892)
Total stockholders’ equity (deficit)	(980,386)	180,108
Total liabilities and stockholders’ equity	$35,259,075	$874,194

See accompanying notes to consolidated financial statements.

F-3

INLAND REAL ESTATE INCOME TRUST, INC.

(A Maryland Corporation)

Consolidated Statements of Operations

For the year ended December 31, 2012 and

the period from August 24, 2011 (inception) through December 31, 2011

	For the year ended December 31, 2012	For the period from August 24, 2011 (inception) through December 31, 2011

Income:
Rental income	$101,986	$--
Total income	101,986	--

Expenses:
Property operating expenses	4,534	--
General and administrative expenses to non-related parties	517,853	19,001
General and administrative expenses to related parties	579,638	891
Depreciation and amortization	41,746	--
Total expenses	1,143,771	19,892

Operating loss	(1,041,785)	(19,892)

Interest expense	(98,097)	--

Net loss	$(1,139,882)	$(19,892)

Net loss per common share, basic and diluted	$(18.04)	$(0.99)
Weighted average number of common shares outstanding, basic and diluted	63,198	20,000

See accompanying notes to consolidated financial statements.

F-4

INLAND REAL ESTATE INCOME TRUST, INC.

(A Maryland Corporation)

Consolidated Statements of Equity

For the year ended December 31, 2012 and

the period from August 24, 2011 (inception) through December 31, 2011

	Number of	Common	Additional Paid in	Retained Earnings
	Shares	Stock	Capital	(Deficit)	Total

Balance at August 24, 2011	--	$--	$--	$--	$--

Proceeds from offering	20,000	20	199,980	--	200,000

Net loss	--	--	--	(19,892)	(19,892)

Balance at December 31, 2011	20,000	20	199,980	(19,892)	180,108

Distributions declared	--	--	--	(13,793)	(13,793)

Proceeds from offering	256,239	256	2,322,894	--	2,323,150

Offering costs	--	--	(2,329,969)	--	(2,329,969)

Net loss	--	--	--	(1,139,882)	(1,139,882)

Balance at December 31, 2012	276,239	$276	$192,905	$(1,173,567)	$(980,386)

See accompanying notes to consolidated financial statements.

F-5

INLAND REAL ESTATE INCOME TRUST, INC.

(A Maryland Corporation)

Consolidated Statements of Cash Flows

For the year ended December 31, 2012 and

the period from August 24, 2011 (inception) through December 31, 2011

	Year ended December 31, 2012	Period from August 24, 2011 (inception) through December 31, 2011
Cash flows from operating activities:
Net loss	$(1,139,882)	$(19,892)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,746	--
Amortization of loan fees	4,503	--
Amortization of acquired below market leases	(275)	--
Straight-line rental income	(854)	--
Changes in assets and liabilities:
Accounts payable and accrued expenses	484,041	--
Other assets	86,679	--
Net cash flows used in operating activities	(524,042)	(19,892)

Cash flows from investing activities:
Investment in related party	--	(1,000)
Purchases of investment property	(32,163,615)	--
Net cash flows used in investing activities	(32,163,615)	(1,000)

Cash flows from financing activities:
Proceeds from mortgages and notes payable	32,677,167	--
Proceeds from offering	2,323,150	200,000
Due to related parties	1,080,000	550,000
Payment of loan fees	(425,882)	--
Payment of offering costs	(763,816)	(695,020)
Net cash flows provided by financing activities	34,890,619	54,980

Net increase in cash and cash equivalents	2,202,962	34,088
Cash and cash equivalents at beginning of the period	34,088	--
Cash and cash equivalents at end of the period	$2,237,050	$34,088

See accompanying notes to consolidated financial statements.

F-6

INLAND REAL ESTATE INCOME TRUST, INC.

(A Maryland Corporation)

Consolidated Statements of Cash Flows (continued)

For the year ended December 31, 2012 and

the period from August 24, 2011 (inception) through December 31, 2011

	Year ended December 31, 2012	Period from August 24, 2011 (inception) through December 31, 2011

Supplemental disclosure of cash flow information:
In conjunction with the purchase of investment property, the Company acquired assets and assumed liabilities as follows:
Land	$10,202,471	$--
Building and improvements	19,011,528	--
Acquired in place lease intangibles	3,343,087	--
Acquired below market lease intangibles	(393,471)	--
Purchase of investment properties	$32,163,615	$--

Supplemental schedule of non-cash investing and financing activities:

Cash paid for interest	$46,516	$--

Distributions payable	$13,793	$--

Accrued offering costs payable	$408,916	$74,395

See accompanying notes to consolidated financial statements.

F-7

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements

(1)  Organization

Inland Real Estate Income Trust, Inc. (the “Company”) was formed on August 24, 2011 to acquire and manage a diversified portfolio of commercial real estate investments located in the United States. Effective January 25, 2012, the Company changed its name from “Inland Core Assets Real Estate Trust, Inc.” to “Inland Monthly Income Trust Inc.”, and effective March 23, 2012, the Company changed its name from “Inland Monthly Income Trust, Inc.” to “Inland Real Estate Income Trust, Inc.” The Company entered into a Business Management Agreement (the “Agreement”) with IREIT Business Manager & Advisor, Inc. (the “Business Manager”), an affiliate of the Inland Real Estate Investment Corporation, to be the Business Manager to the Company. The Company is authorized to sell up to 150,000,000 shares of common stock (“Shares”) at $10 each in an initial public offering (the “Offering”) which commenced on October 18, 2012 and to issue 30,000,000 shares at $9.50 each issuable pursuant to the Company’s distribution reinvestment plan (“DRP”) .

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ending December 31, 2013 or our first year of material operations. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company will provide the following programs to facilitate investment in the Company’s shares and to provide limited liquidity for stockholders.

The Company will allow stockholders to purchase additional shares from the Company by automatically reinvesting distributions through the DRP, subject to certain share ownership restrictions. Such purchases under the DRP will not be subject to selling commissions or the marketing contribution and due diligence expense allowance, and are made at a price of $9.50 per share.

F-8

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The Company is authorized to purchase shares from stockholders who purchased their shares from us or received their shares through a non-cash transfer and who have held their shares for at least one year under the share repurchase program (“SRP”), if requested, and if the Company chooses to repurchase them. Subject to funds being available, the Company will limit the number of shares repurchased during any consecutive twelve month period to 5% of the number of shares outstanding at the beginning of that twelve month period. Funding for the SRP will come from proceeds the Company receives from the DRP. In the case of repurchases made upon the death of a stockholder or qualifying disability, as defined, the Company is authorized to use any funds to complete the repurchase, and neither the one year holding period, the limit regarding funds available from the DRP nor the 5% limit will apply. The SRP will immediately terminate if the Company’s shares become listed for trading on a national securities exchange. In addition, the Company’s board of directors, in its sole direction, may at any time amend, suspend or terminate the SRP.

At December 31, 2012, the Company owned 13 retail properties totaling 298,095 square feet and they are 100% leased and occupied.

The fiscal year-end of the Company is December 31.

(2)  Summary of Significant Accounting Policies

General

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Certain amounts in the prior period consolidated financial statements have been reclassified to conform with the current year presentation.

Information with respect to square footage and occupancy is unaudited.

F-9

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Consolidation

The accompanying consolidated financial statements include the accounts of the Company, as well as all wholly owned subsidiaries. Wholly owned subsidiaries generally consist of limited liability companies (LLCs). All intercompany balances and transactions have been eliminated in consolidation.

Each property is owned by a separate legal entity which maintains its own books and financial records and each entity’s assets are not available to satisfy the liabilities of other affiliated entities, except as otherwise disclosed in note 6.

Partially-Owned Entities

The Company will consolidate the operations of a joint venture if the Company determines that they are either the primary beneficiary of a variable interest entity (VIE) or have substantial influence and control of the entity. The primary beneficiary is the party that has the ability to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. There are significant judgments and estimates involved in determining the primary beneficiary of a variable interest entity or the determination of who has control and influence of the entity. When the Company consolidates an entity, the assets, liabilities and results of operations will be included in our consolidated financial statements.

In instances where the Company determines that we are not the primary beneficiary of a variable interest entity or the Company does not control the joint venture but can exercise influence over the entity with respect to its operations and major decisions, the Company will use the equity method of accounting. Under the equity method, the operations of a joint venture will not be consolidated with the Company’s operations but instead our share of operations will be reflected as equity in earnings (loss) on unconsolidated joint ventures on our consolidated statements of operations and other comprehensive income. Additionally, the Company’s net investment in the joint venture will be reflected as investment in and advances to joint venture as an asset on the consolidated balance sheets.

Offering and Organization Costs

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon the sale of shares. Formation and organizational costs were expensed as incurred.

F-10

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Cash and Cash Equivalents

The Company considers all demand deposits, money market accounts and all short term investments with a maturity of three months or less, at the date of purchase, to be cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The account balance may periodically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage and, as a result, there could be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk will not be significant, as the Company does not anticipate the financial institutions’ non-performance.

Acquisitions

Upon acquisition, the Company determines the total purchase price of each property (note 3), which includes the estimated contingent consideration to be paid or received in future periods, if any. The Company allocates the total purchase price of properties based on the fair value of the tangible and intangible assets acquired and liabilities assumed based on Level 3 inputs, such as comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions, from a third party appraisal or other market sources.

The portion of the purchase price allocated to acquired above market lease value and acquired below market lease value are amortized on a straight-line basis over the term of the related lease as an adjustment to rental income. For below-market lease values, the amortization period includes any renewal periods with fixed rate renewals. Amortization pertaining to the below market lease value of $275 and none was recorded as an increase to rental income for the years ended December 31, 2012, and 2011, respectively.

The portion of the purchase price allocated to acquired in-place lease value is amortized on a straight-line basis over the acquired leases’ weighted average remaining term. The Company incurred amortization expense pertaining to acquired in-place lease intangibles of $9,956 and none for the years ended December 31, 2012 and 2011, respectively.

The portion of the purchase price allocated to customer relationship value is amortized on a straight-line basis over the weighted-average remaining lease term. As of December 31, 2012, no amount has been allocated to customer relationship value.

F-11

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The following table summarizes the Company’s identified intangible assets and liabilities as of December 31, 2012 and 2011.

	December 31,
	2012	2011
Intangible assets:
Acquired in-place lease value	$3,343,087	$-
Accumulated amortization	(9,956)	-
Acquired lease intangibles, net	$3,333,131	$-

Intangible liabilities:
Acquired below market lease value	$393,471	$-
Accumulated amortization	(275)	-
Acquired below market least intangibles, net	$393,196	$-

As of December 31, 2012, the weighted average amortization periods for acquired in-place lease and below market lease intangibles are 15 and 16 years, respectively.

Estimated amortization of the respective intangible lease assets and liabilities as of December 31, 2012 for each of the five succeeding years is as follows:

	In-Place Leases	Below Market Leases

2013	$228,507	$24,721
2014	228,507	24,721
2015	228,507	24,721
2016	228,507	24,721
2017	228,507	24,721
Thereafter	2,190,596	269,591
Total	$3,333,131	$393,196

F-12

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Impairment of Investment Properties

The Company assesses the carrying values of its respective long-lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of the assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review its assets for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. If the Company’s analysis indicates that the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary (Level 3 inputs).

The Company estimates the future undiscounted cash flows based on management’s intent as follows: (i) for real estate properties that the Company intends to hold long-term, including land held for development, properties currently under development and operating buildings, recoverability is assessed based on the estimated future net rental income from operating the property and termination value; and (ii) for real estate properties that the Company intends to sell, including land parcels, properties currently under development and operating buildings, recoverability is assessed based on estimated proceeds from disposition that are estimated based on future net rental income of the property and expected market capitalization rates, less sale costs.

The use of projected future cash flows is based on assumptions that are consistent with our estimates of future expectations and the strategic plan the Company uses to manage its underlying business. However assumptions and estimates about future cash flows, including comparable sales values, discount rates, capitalization rates, revenue and expense growth rates and lease-up assumptions which impact the discounted cash flow approach to determining value are complex and subjective. Changes in economic and operating conditions and the Company’s ultimate investment intent that occur subsequent to the impairment analysis could impact these assumptions and result in future impairment charges of the real estate properties.

During the years ended December 31, 2012 and 2011, the Company incurred no impairment charges.

F-13

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Capitalization and Depreciation

Real estate acquisitions are recorded at cost less accumulated depreciation. Improvement and betterment costs are capitalized, and ordinary repairs and maintenance are expensed as incurred.

Transactional costs in connection with the acquisition of real estate properties and businesses are expensed as incurred.

Depreciation expense is computed using the straight-line method. Building and improvements are depreciated based upon estimated useful lives of 30 years and 5-15 years for furniture, fixtures and equipment and site improvements.

Tenant improvements are amortized on a straight-line basis over the shorter of the life of the asset or the term of the related lease as a component of depreciation and amortization expense. Leasing fees are amortized on a straight-line basis over the term of the related lease as a component of depreciation and amortization expense. Loan fees are amortized on a straight-line basis, which approximates the effective interest method, over the term of the related loans as a component of interest expense.

Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

Depreciation expense was $31,790 and none for the years ended December 31, 2012 and 2011 respectively.

Deferred Loan Fees

Direct financing costs are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the term, or anticipated repayment date, of the related agreements as a component of interest expense.

Fair Value Measurements

The Company has estimated fair value using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts that would be realized upon disposition.

F-14

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The Company defines fair value based on the price that it believes would be received upon sale of an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

Level 1 −          Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2 −         Observable inputs, other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 −         Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Revenue Recognition

The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded by the Company under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. The Company considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment.

F-15

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of other assets in the accompanying consolidated balance sheets. Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and decrease in the later years of a lease. The Company periodically reviews the collectability of outstanding receivables. Allowances are taken for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period the applicable expenses are incurred. The Company makes certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursement.

The Company records lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, the tenant is no longer occupying the property and amounts due are considered collectible. Upon early lease termination, the Company provides for gains or losses related to unrecovered intangibles and other assets.

As a lessor, the Company defers the recognition of contingent rental income, such as percentage rent, until the specified target that triggered the contingent rental income is achieved.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and their respective tax bases. A valuation allowance is established for uncertainties relating to realization of deferred tax assets. As of December 31, 2012 and December 31, 2011, the Company had a deferred tax asset of approximately $466,000 and $8,000, respectively, for income tax purposes, for which a valuation allowance was recorded due to current uncertainty of realization.

F-16

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(3)  Acquisitions in 2012

Date Acquired	Property Name	Location	Property Segment	Square Footage	Purchase Price

11/6/2012	Dollar General Portfolio - Phase I - five properties	Various locations in AL, GA & TN	Retail	48,634	$6,681,000

12/27/2012	Newington Fair Shopping Center	Newington, CT	Retail	186,205	17,200,000

12/28/2012	Dollar General Portfolio - Phase II - seven properties	Various locations in AL, GA & TN	Retail	63,256	8,283,000

			Total	298,095	$32,164,000

During the year ended December 31, 2012, the Company acquired through its wholly owned subsidiaries, the properties listed above for an aggregate purchase price of $32,164,000. The Company financed these acquisitions by borrowing all of the funds required except for $10.

The Company incurred $732,739 and none for the year ended December 31, 2012 and for the period from August 24, 2011 (inception) through December 31, 2011, respectively, of acquisition, dead deal and transaction related costs that were recorded in general and administrative expenses to non-related parties and general and administrative expenses to related parties in the consolidated statements of operations and relate to both closed and potential transactions. These costs include third party due diligence costs such as appraisals, environmental studies, and legal fees as well as acquisition fees and time and travel expense reimbursements to the Sponsor and its affiliates.

For properties acquired during the year ended December 31, 2012, the Company recorded revenue of $101,986 and property net loss of $44,427 not including expensed acquisition related costs.

F-17

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The following table presents certain additional information regarding the Company’s acquisitions during the year ended December 31, 2012. The amounts recognized for major assets acquired and liabilities assumed as of the acquisition date:

Property Name	Land	Buildings and Improvements	Acquired Lease Intangibles	Acquired Below Market Lease Intangibles

Dollar General Portfolio – Phase I – five properties	$1,217,000	$4,654,000	$809,920	$--
Newington Fair Shopping Center	7,833,471	8,328,529	1,431,471	(393,471)
Dollar General Portfolio Phase II – seven properties	1,152,000	6,028,999	1,101,696	--

Total	$10,202,471	$19,011,528	$3,343,087	$(393,471)

The following condensed pro forma consolidated financial statements for the year ended December 31, 2012 include pro forma adjustments related to the acquisitions and financings during 2012 considered material to the consolidated financial statements which were made for the acquisition of the portfolio of five Dollar General retail stores, the acquisition of the portfolio of seven Dollar General retail stores and the acquisition of the Newington Fair Shopping Center which are presented assuming the acquisitions had been consummated as of August 24, 2011 (inception). Since each of the twelve Dollar General retail stores were newly constructed in 2012, property operations only include a portion of 2012 which began on the respective lease commencement date.

The condensed pro forma consolidated financial statements for the period from August 24, 2011 (inception) through December 31, 2011 include pro forma adjustments related to the acquisitions and financings during 2012 considered material to the consolidated financial statements which were made for the acquisition of the Newington Fair Shopping Center which are presented assuming the acquisitions occurred on August 24, 2011 (inception). Pro forma adjustments have not been made for the acquisition of the portfolio of five and portfolio of seven Dollar General retail stores since all of the properties were newly constructed and commenced operations in 2012.

F-18

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The pro forma weighted average shares of common stock outstanding for year end December 31, 2012 and the period from August 24, 2011 (inception) through December 31, 2011 were calculated assuming all shares sold through December 31, 2012 were issued on August 24, 2011 (inception).

The following condensed pro forma financial information is not necessarily indicative of what the actual results of operations of the Company would have been assuming the 2012 acquisitions had been consummated as of August 24, 2011 (inception), nor does it purport to represent the results of operations for future periods.

	For the year ended December 31, 2012
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)

Total income	$101,986	$1,796,359	$1,898,345
Net loss	$(1,139,882)	$(444,100)	$(1,583,982)

Net loss per common share, basic and diluted	$(18.04)		$(5.73)

Weighted average number of common shares outstanding, basic and diluted	63,198		276,239

	For the period from August 24, 2011 through December 31, 2011
	Historical	Pro Forma Adjustments (unaudited)	As Adjusted (unaudited)

Total income	$--	$550,553	$550,553
Net loss	$(19,892)	$(129,116)	$(149,008)

Net loss per common share, basic and diluted	$(0.99)		$(0.54)

Weighted average number of common shares outstanding, basic and diluted	20,000		276,239

F-19

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(4)  Operating Leases

Minimum lease payments to be received under operating leases including ground leases, as of December 31, 2012 for the years indicated, assuming no expiring leases are renewed, are as follows:

Minimum Lease Payments

2013	$2,388,674
2014	2,388,674
2015	2,388,674
2016	2,388,674
2017	2,388,674
Thereafter	20,651,465
Total	$32,594,835

The remaining lease terms range from 11 years to 15 years. Most of the revenue from the Company’s properties consists of rents received under long-term operating leases. Some leases require the tenant to pay fixed base rent paid monthly in advance, and to reimburse the Company for the tenant’s pro rata share of certain operating expenses including real estate taxes, special assessments, insurance, utilities, common area maintenance, management fees, and certain building repairs paid by the Company and recoverable under the terms of the lease. Under these leases, the Company pays all expenses and is reimbursed by the tenant for the tenant’s pro rata share of recoverable expenses paid. Certain other tenants are subject to net leases which provide that the tenant is responsible for fixed base rent as well as all costs and expenses associated with occupancy. Under net leases where all expenses are paid directly by the tenant rather than the landlord, such expenses are not included in the consolidated statements of operations. Under leases where all expenses are paid by the Company, subject to reimbursement by the tenant, the expenses would be included within property operating expenses and reimbursements would be included in rental income on the consolidated statements of operations.

F-20

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(5)  Transactions with Related Parties

Offering Stage

Selling commissions	The Company will pay Inland Securities Corporation, an affiliate of the Business Manager, 7% (up to 7% of which may be reallowed (paid) to participating dealers) of the sale price for each share sold in the “best efforts” offering subject to reduction for certain “special sales.”

Marketing contribution	The Company will pay a marketing contribution to Inland Securities Corporation equal to 3% (up to 1.5% of which may be reallowed (paid) to participating dealers) of the gross offering proceeds from shares sold in the “best efforts” offering.

Itemized and detailed due diligence expense reimbursement	The Company will reimburse Inland Securities Corporation and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in an amount up to 0.5% of the gross offering proceeds realized in the “best efforts” offering. These expenses will be reimbursed from amounts paid or reallowed (paid) to these entities as a marketing contribution.

Issuer costs	The Company will reimburse the Sponsor, its affiliates and third parties for costs and other expenses of the Offering that they pay on the Company’s behalf, in an amount not to exceed 1.5% of the gross offering proceeds from shares sold in the “best efforts” offering.

Operational Stage

Acquisition expenses	The Company will reimburse the Business Manager and its affiliates for expenses paid on the Company’s behalf in connection with acquiring real estate assets, regardless of whether the Company acquires the real estate assets subject to the limits in the Company’s charter.

Acquisition fee	The Company will pay the Business Manager or its affiliates a fee equal to 1.5% of the “contract purchase price” of each asset.

F-21

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Operational Stage (continued)

Business management fees

The Company will pay the Business Manager an annual business management fee equal to 0.65% of its “average invested assets,” payable quarterly in an amount equal to 0.1625% of its average invested assets as of the last day of the immediately preceding quarter.

“Average invested assets” means, for any period, the average of the aggregate book value of the Company’s assets, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and loans secured by, properties, as well as amounts invested in securities and consolidated and unconsolidated joint ventures or other partnerships, before reserves for amortization and depreciation or bad debts, impairments or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter.

The Company will reimburse the Sponsor, its Business Manager and their respective affiliates, including the service providers, for any expenses that they pay or incur on the Company’s behalf in providing services to the Company, including all expenses and the costs of salaries and benefits of persons performing services for these entities on the Company’s behalf (except for the salaries and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of the Business Manager or its affiliates). Expenses include, but are not limited to: expenses incurred in connection with any sale of assets or any contribution of assets to a joint venture; expenses incurred in connection with any liquidity event; taxes and assessments on income or real property and taxes; premiums and other associated fees for insurance policies including director and officer liability insurance; expenses associated with investor communications including the cost of preparing, printing and mailing annual reports, proxy statements and other reports required by governmental entities; administrative service expenses charged to, or for the benefit of, the Company by third parties; audit, accounting and legal fees charged to, or for the benefit of, us by third parties; transfer agent and registrar’s fees and charges paid to third parties; and expenses relating to any offices or office facilities maintained solely for the Company’s benefit that are separate and distinct from the Company’s executive offices.

F-22

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Operational Stage (continued)

Business management fees (continued)	The Company also will reimburse the Business Manager and its affiliates for costs and expenses the Business Manager incurs in connection with an internalization that occurs pursuant to the process set forth in the Company’s agreement with the Business Manager.

Real estate management fees, leasing fees and construction management fees	For each property that is managed by Inland National Real Estate Services, LLC or Inland National Real Estate Services II, LLC, or their affiliates, collectively the Real Estate Managers, the Company will pay a monthly management fee of up to 1.9% of the gross income from any single-tenant, net-leased property, and up to 3.9% of the gross income from any other property type. Each Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the limitations. For each property that is managed directly by one of the Real Estate Managers or its affiliates, the Company will pay the Real Estate Manager a separate leasing fee based upon prevailing market rates applicable to the geographic market of that property. Further, in the event that the Company engages its Real Estate Managers to provide construction management services for a property, the Company will pay a separate construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project.

The Company also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries and benefits of persons performing services for the Real Estate Managers and their affiliates except for the salaries and benefits of persons who also serve as an executive officer of any of the Real Estate Managers.

Liquidation Stage

Real estate sales commission	For substantial assistance in connection with the sale of properties, the Company will pay the Business Manager or its affiliates a real estate sales commission equal to up to 50% of the customary commissions which would be paid to a third party broker for the sale of a comparable property, provided that the amount may not exceed 1% of the contract price of the property sold and, when added to all other real estate commissions paid to unaffiliated parties in connection with a sale, may not exceed the lesser of a competitive real estate commission or 3% of the sales price of the property.

F-23

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Liquidation Stage (continued)

Subordinated incentive fee

Upon a “triggering event,” the Company will pay the Business Manager a fee equal to 10% of the amount by which (1) the “liquidity amount” exceeds (2) the “aggregate invested capital,” less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to stockholders in order to pay them an 7% per annum cumulative, pre-tax non-compounded return on the “aggregate invested capital,” all measured as of the triggering date. If the Company has not satisfied this return threshold at the time of the applicable triggering event, the fee will be paid at the time that the Company has satisfied the return requirements.

A “triggering event” means any sale of assets (excluding the sale of marketable securities), in which the net sales proceeds are specifically identified and distributed to stockholders, or any liquidity event, such as a listing or any merger, reorganization, business combination, share exchange or acquisition, in which stockholders receive cash or the securities of another issuer that are listed on a national securities exchange.

The “liquidity amount” will be calculated as follows:

▪ In the case of the sale of our assets, the net sales proceeds realized by us from the sale of assets since inception and distributed to stockholders, in the aggregate, plus the total amount of any other distributions paid by us from inception until the date that the liquidity amount is determined.

F-24

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

Liquidation Stage (continued)

Subordinated incentive fee (continued)

▪ In the case of a listing or any merger, reorganization, business combination, share exchange, acquisition or other similar transaction in which our stockholders receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares, the “market value” of the shares, plus the total distributions paid by us from inception until the date that the liquidity amount is determined.  “Market value” means the value determined as follows: (1) in the case of the listing of our shares, or the common stock of our subsidiary, on a national securities exchange, by taking the average closing price over the period of thirty consecutive trading days during which our shares, or the shares of the common stock of our subsidiary, as applicable, are eligible for trading, beginning on the 180th day after the applicable listing, multiplied by the number of our shares, or the shares of the common stock of our subsidiary, as applicable, outstanding on the date of measurement; or (2) in the case of the receipt by our stockholders of securities of another entity that are trading on a national securities exchange prior to, or that become listed concurrent with, the consummation of the liquidity event, as follows: (a) in the case of shares trading before consummation of the liquidity event, the value ascribed to the shares in the transaction giving rise to the liquidity event, multiplied by the number of those securities issued to our stockholders in respect of the transaction; and (b) in the case of shares which become listed concurrent with the closing of the transaction giving rise to the liquidity event, the average closing price over the period of thirty consecutive trading days during which the shares are eligible for trading, beginning on the 180th day after the applicable listing, multiplied by the number of those securities issued to our stockholders in respect of the transaction.  In addition, any distribution of cash consideration received by our stockholders in connection with any liquidity event will be added to the market value determined in accordance with clause (1) or (2).

“Aggregate invested capital” means the aggregate original issue price paid for the shares of our common stock, before reduction for organization and offering expenses, reduced by any distribution of sale or financing proceeds.

F-25

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The Company’s sponsor, Inland Real Estate Investment Corporation (the “Sponsor”) contributed $200,000 to the capital of the Company for which it received 20,000 shares of common stock. On October 26, 2012, the Sponsor purchased 222,222.222 additional shares of common stock for $9.00 per share.

As of December 31, 2012, the Company had incurred approximately $2,358,818 of offering and organization costs, of which approximately $1,630,000 was advanced by the Sponsor. Our Business Manager or its affiliates will pay or reimburse any organization or offering costs, including any issuer costs that exceed 11.5% of the gross offering proceeds from shares sold in the “best efforts” offering over the life of the Offering.

The due to affiliates amount on the accompanying consolidated balance sheets represents non-interest bearing advances made by the Sponsor which will be repaid when the Company receives equity proceeds upon achieving the minimum offering.

Certain compensation and fees payable to the Business Manager for services to be provided to the Company are limited to maximum amounts.

The Business Manager earned $482,454 in acquisition fees associated with the Company’s acquisitions in 2012. The unpaid amount is included in due to related parties in the accompany consolidated balance sheet at December 31, 2012.

The Business Manager was eligible to earn a business management fee for the fourth quarter of 2012. The Business Manager decided to permanently waive the business manager fee for this period.

As of December 31, 2012 and 2011, the Company owed a total of $2,443,900 and $619,690, respectively, to our Sponsor and its affiliates related to advances used to pay administrative and offering costs and certain accrued expenses which are included in due to related parties on the accompanying consolidated balance sheets. These amounts represent non-interest bearing advances by the Sponsor and its affiliates, which the Company intends to repay.

The Company has 1,000 shares of common stock in the Inland Real Estate Group of Companies with a recorded value of $1,000 at December 31, 2012 and 2011, which are accounted for under the cost method and included in investment in related party on the accompanying consolidated balance sheets.

F-26

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(6)  Mortgages and Notes Payable

As of December 31, 2012, the Company had the following mortgages and notes payable outstanding:

Maturity Date	Property Name	Stated Interest Rate Per Annum	Principal Balance at December 31, 2012	Notes

May 1, 2027	Dollar General Portfolio - Phase 1 - five properties	4.31%	$3,340,450	(a),(b)

August 6, 2013	Dollar General Portfolio - Phase 1 - five properties - mezzanine loan	10.00%	3,340,460	(a),(c),(h)

December 27, 2015	Newington Fair Shopping Center - Senior Tranche	Floating rate of interest equal to three month LIBOR rate plus 3.25% subject to a minimum rate of 3.50%	9,790,000	(c),(d)

December 27, 2013	Newington Fair Shopping Center - Junior Tranche	8.50%	4,927,760	(a),(c)

December 27, 2013	Newington Fair Shopping Center & Dollar General Portfolio - Phase II - seven properties - mezzanine loan	Floating rate of interest equal to three month LIBOR rate plus 3.75% subject to a minimum rate of 6.00%	4,658,497	(c),(d),(e)

October 1, 2027	Dollar General Portfolio - Phase II - seven properties	4.347%	4,140,000	(a),(f)

January 1, 2020	Dollar General Portfolio - Phase II - seven properties -Mezzanine loan	9.00%	2,480,000	(a),(c),(g)

		Total	$32,677,167

F-27

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(a)	Our Sponsor, IREIC, has fully and unconditionally guaranteed payment and performance. The Company did not pay any fees or other consideration to our Sponsor for this guarantee.
(b)

The loan requires monthly payments of interest only until December 1, 2019 (the “anticipated repayment date”).  In the event the loan is not repaid as of the anticipated repayment date, the loan will bear interest at a rate equal to 3% per annum plus the greater of (1) 4.31%, or (2) the seven year swap yield as of the first business day after the anticipated repayment date; provided, however, that the revised interest rate may not exceed 9.31% per annum. In addition, the Company will be required to make monthly payments of $18,000 until the maturity date.

The loan may be prepaid in full, but not in part, any time after December 1, 2014, provided that if the prepayment occurs prior to September 1, 2019, the Company will be required to pay a prepayment premium equal to the greater of: (1) 1% of the outstanding principal balance of the loan; or (2) the excess, if any, of: (a) the sum of the present values of all then-schedule payments of principal and interest under the loan documents, over (b) the principal amount being prepaid.  Subject to satisfying certain conditions, as defined, the Company may prepay a portion of the loan equal to 120% of the portion of the loan allocated to a property and obtain the release of its property and the release of its related obligations under the loan documents. Assuming no payment has been made on principal in advance of the anticipated repayment date approximately $3.34 million will be due on the anticipated repayment date. The loan is secured by cross-collateralized first mortgages on the five properties.

(c)	Loan requires monthly payments of interest only until maturity.
(d)	The three month LIBOR rate at December 31, 2012 was .306%.

F-28

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(e)

This loan is secured pursuant to a “Blocked Account Control Agreement”, as defined, under which our sponsor, IREIC, deposited an amount equal to the aggregate principal amount of the loan into a deposit account under the control of the lender. The loan may be prepaid in full or in part, at any time, and is not subject to any pre-payment premium. $2,745,996 of the loan is attributed to the Newington Fair shopping Center and $1,912,501 of the loan is attributed to the seven properties in the Dollar General Portfolio - Phase II. In addition to securing the loan, IREIC has fully and unconditionally guaranteed payment and performance. We did not pay any fees or other consideration to IREIC for this guarantee or for the pledge of security.

(f)

The loan requires monthly payments of interest only until January 1, 2020 (the “anticipated repayment date”). In the event the loan is not repaid as of the anticipated repayment date the loan will bear interest at a rate equal to 3% per annum plus the greater of: (1) 4.347% or (2) the seven year swap yield as of the first business day after the anticipated repayment date provided, however, that the revised interest rate may not exceed the 9.347% per annum. In addition, the Company will be required to make monthly payments of $22,653 until the maturity date.

The loan may be prepaid in full, but not in part, any time after January 1, 2015, provided that if the prepayment occurs prior to October 1, 2019, the Company will be required to pay a prepayment premium equal to the greater of: (1) 1% of the outstanding principal balance of the loan; or (2) the excess, if any, of: (a) the sum of the present values of all then-scheduled payments of principal and interest under the loan documents, over (b) the principal amount being prepaid. Subject to satisfying certain conditions, as defined, the Company may prepay a portion of the loan equal to 120% of the portion of the loan allocated to a property and obtain the release of its property and the release of its related obligations under the loan documents. The loan is secured by cross-collateralized first mortgages on the seven properties.

(g)	The loan may be prepaid, in whole or in part, at any time, as defined. In the event the prepayment occurs after January 1, 2014, the payment of an amount will equal the greater of: (a) 1% of the outstanding principal of the loan to be prepaid and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the loan assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the loan is paid on January 1, 2020, over (ii) the principal amount being prepaid.
(h)	The loan may be prepaid, in whole or in part, at any time, as defined, and is not subject to any prepayment premium.

F-29

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The principal amount of our mortgage loans outstanding as of December 31, 2012 was $32,677,167 and had a weighted average stated interest rate of 5.90% per annum and excluding the mezzanine loans the weighted average stated interest rate equaled 3.89% per annum. All of the Company’s mortgage loans are secured by first mortgages on the real estate assets or are guaranteed by the Sponsor. No fees were paid in connection with any guarantees issued by the Sponsor.

The mortgage loans require compliance with certain covenants, such as debt service ratios, investment restrictions and distribution limitations. As of December 31, 2012, all of the mortgages were current in payments and the Company was in compliance with such covenants.

The following table shows the scheduled maturities of mortgages and notes payable as of December 31, 2012 and for the next five years and thereafter (see note 12):

Mortgages and Notes Payable

2013	$12,926,717
2014	-
2015	9,790,000
2016	--
2017	--
Thereafter	9,960,450
Total	$32,677,167

The fair value of the Company’s debt approximates its carrying amount as of December 31, 2012 due primarily to the Company obtaining all of its mortgages and notes payable during the last sixty days of 2012.

F-30

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(7) Income Taxes

The Company did not have material operations during the tax year ended December 31, 2012 and therefore we intend to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes commencing with the tax year ending December 31, 2013, our first year of material operations. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders. Subsequently, if the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company had no uncertain tax positions as of December 31, 2012 and 2011. The Company expects no significant increases or decreases in uncertain tax positions due to changes in tax positions within one year of December 31, 2012. The Company has no interest or penalties relating to income taxes recognized in the consolidated statements of operations for the years ended December 31, 2012 and 2011. As of December 31, 2012, returns for the calendar years 2012 and 2011 remain subject to examination by U.S. and various state and local tax jurisdictions.

(8) Distributions

The Company currently pays distributions based on daily record dates, payable monthly in arrears. The distributions that the Company currently pays are equal to a daily amount of $0.001643836, which if paid each day for a 365-day period, would equal a 6% annualized rate based on a purchase price of $10.00 per share. During the year ended December 31, 2012, the Company declared cash distributions, totaling $13,793 which was paid in January 2013 (see note 12).

(9) Earnings (loss) per Share

Basic earnings (loss) per share (“EPS”) are computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period (the “common shares”). Diluted EPS is computed by dividing net income (loss) by the common shares plus potential common shares issuable upon exercising options or other contracts. As of December 31, 2012 and 2011, the Company did not have any dilutive common share equivalents outstanding.

F-31

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(10) Commitments and Contingencies

The Company may be subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of these matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material adverse effect on the consolidated financial statements of the Company.

(11) Segment Reporting

The Company has one reportable segment as defined by U.S. GAAP for the years ended December 31, 2012 and 2011.

Concentration of credit risk with respect to accounts receivable currently exists due to the small number of tenants currently comprising the Company's rental revenue. The concentration of revenues for these tenants increases the Company's risk associated with nonpayment by these tenants. In an effort to reduce risk, the Company performs ongoing credit evaluations of its larger tenants.

Dolgencorp, LLC, a subsidiary of Dollar General Corporation (Dollar General) was the lessee of a substantial portion (37.5%) of the rental properties held by the Company at December 31, 2012, as a result of the acquisition in 2012 of thirteen Dollar General retail stores. A substantial portion of the Company’s total revenues (approximately $84,824 or 83% for the year ended December 31, 2012) resulted from the revenue generated from these leases. Dollar General is the guarantor of Dolgencorp LLC’s lease obligations under these various leases.

Dollar General has publicly reported total assets of $10.3 billion and $9.7 billion, total liabilities of $5.4 billion and $5.0 billion and total stockholders' equity of $4.9 billion and $4.7 billion at February 1, 2013 and February 3, 2012, respectively. Dollar General has publicly reported a net income of $952.6 million and $766.7 million for the fifty-two weeks ended February 1, 2013 and February 3, 2012, respectively. Dollar General has publicly held debt and the foregoing financial information was reported in its consolidated financial information which is publicly available.

F-32

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(12) Subsequent Events

Our board of directors declared distributions payable to stockholders of record each day beginning on the close of business on January 1, 2013 through the close of business on March 31, 2013. Distributions were declared in a daily amount equal to $0.001643836 per share, which if paid each day for a 365-year period, would equate to $0.60 per share or a 6.0% annualized rate based on a purchase price of $10.00 per share. Distributions were and will continue to be paid monthly in arrears, as follows:

•	In January 2013, total distributions declared for the month of December 2012 were paid in the amount equal to $13,793, of which $13,376 was paid in cash and $417 was reinvested through the Company’s DRP, resulting in the issuance of an additional 43.876 shares of common stock.

•	In February 2013, total distributions declared for the month of January 2013 were paid in the amount equal to $16,994, of which $14,083 was paid in cash and $2,911 was reinvested through the Company’s DRP, resulting in the issuance of an additional 306.412 shares of common stock.

•	In March 2013, total distributions declared for the month of February 2013 were paid in the amount equal to $23,354, of which $14,759 was paid in cash and $8,595 was reinvested through the Company’s DRP, resulting in the issuance of an additional 904.524 shares of common stock.

As of March 27, 2013, the Company has raised total equity, net of commissions, the marketing contribution, and due diligence expense reimbursements, the majority of which are reallowed to third party soliciting dealers, of approximately $6.2 million and issued approximately 682 thousand shares of common stock from the Offering.

On February 11, 2013, February 22, 2013, March 5, 2013 and March 18, 2013, the Company used $1,000,000, $500,000, $750,000 and $500,000, respectively, of the net proceeds from our “best efforts” offering to repay $2,750,000, in aggregate, of principal indebtedness outstanding under the mezzanine loan obtained in connection with the acquisition of the portfolio of five Dollar General retail stores on November 6, 2012.

F-33

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

The following table provides information regarding the total shares sold in our offering as of March 27, 2013:

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds to the Company, Before Expenses ($) (3)
From our Sponsor in connection with our formation	20,000	$200,000	–	$200,000
Shares sold in the offering	661,403.565	6,157,743	202,408	5,955,335
Shares sold pursuant to our distribution reinvestment plan	1,254.985	11,922	–	11,922
Shares purchased pursuant to our share repurchase program	–	–	–	–
Total:	682,658.550	$6,369,665	202,408	$6,167,257

(1)	Gross proceeds received by us as of the date of this table for shares sold.
(2)	Inland Securities Corporation serves as dealer manager of the Offering and is entitled to receive selling commissions and certain other fees, as discussed further in the prospectus for the “best efforts” offering dated October 18, 2012 as the same may be supplemented from time to time.
(3)	Organization and offering expenses, excluding commissions, will not exceed 1.5% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.

F-34

INLAND REAL ESTATE INCOME TRUST, INC.

(a Maryland Corporation)

Notes to Consolidated Financial Statements (continued)

(13) Quarterly Supplemental Financial Information (unaudited)

The following represents the results of operations, for each quarterly period, during 2012 and 2011.

	2012
	Dec 31	Sept 30	Jun 30	Mar 31
Total income	$101,986	$--	$-	$-
Net loss	$(1,054,670)	$(30,441)	$(45,769)	$(9,002)
Net loss per common share, basic and diluted (1)	$(5.50)	$(1.52)	$(2.29)	$(0.45)
Weighted average number of common shares outstanding, basic and diluted (1)	191,852	20,000	20,000	20,000

	2011
	Dec 31		For the period from August 24, (inception) through September 30, 2011
Total income	$
Net loss		$(9,000)	(10,892)
Net loss per common share, basic and diluted (1)		$(0.45)	(0.54)
Weighted average number of common shares outstanding, basic and diluted (1)		20,000	20,000

(1)	Quarterly net loss per common share amounts may not total the annual amounts due to rounding and the changes in the number of weighted common shares outstanding.

F-35

INLAND REAL ESTATE INCOME TRUST, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2012

		Initial cost (A)			Gross amount carried at end of period (B)
Property Name	Encum- brance (E)	Land	Buildings and Improve- ments	Cost Capita- lized Subse- quent to Acquisi- tions	Land(C)	Buildings and Improve- ments (C)	Total (C)	Accumu- lated Deprecia- tion (D)	Date Con- structed	Date Acquired	Depre- ciable Lives
Dollar General - Brooks, GA	$945,713	$159,000	$857,000	$--	$159,000	$857,000	$1,016,000	$266	2012	2012	15-30
Dollar General - Daleville, AL	769,821	69,000	761,000	--	69,000	761,000	830,000	236	2012	2012	15-30
Dollar General - East Brewton, AL	1,039,104	148,000	780,000	--	148,000	780,000	928,000	4,346	2012	2012	15-30
Dollar General - LaGrange, GA	993,684	100,000	986,000	--	100,000	986,000	1,086,000	306	2012	2012	15-30
Dollar General - LaGrange, GA	1,089,628	248,000	943,000	--	248,000	943,000	1,191,000	293	2012	2012	15-30
Dollar General - Madisonville, TN	1,390,192	273,000	939,000	--	273,000	939,000	1,212,000	5,254	2012	2012	15-30
Dollar General - Maryville, TN	1,009,675	249,000	841,000	--	249,000	841,000	1,090,000	261	2012	2012	15-30
Dollar General - Mobile, AL	961,705	208,000	836,000	--	208,000	836,000	1,044,000	260	2012	2012	15-30
Dollar General - Newport, TN	1,172,262	200,000	818,000	--	200,000	818,000	1,018,000	4,333	2012	2012	15-30
Dollar General - Robertsdale, AL	1,694,770	324,000	1,178,000	--	324,000	1,178,000	1,502,000	6,575	2012	2012	15-30
Dollar General - Valley, AL	849,773	119,000	805,000	--	119,000	805,000	924,000	250	2012	2012	15-30
Dollar General - Wetumpka, AL	1,384,582	272,000	939,000	--	272,000	939,000	1,211,000	5,251	2012	2012	15-30
Newington Fair - Newington, CT	14,717,761	7,833,471	8,328,528	--	7,833,471	8,328,528	16,161,999	4,159	1994/2009	2012	15-30

Total Investment Properties	$28,018,670	$10,202,471	$19,011,528	$--	$10,202,471	$19,011,528	$29,213,999	$31,790

F-36

Notes:

(A)	The initial cost to the Company represents the original purchase price of the property.

(B)	The aggregate cost of real estate owned at December 31, 2012 for federal income tax purposes was approximately $32,892,000 (unaudited).

(C)	Reconciliation of real estate owned:
		2012

	Balance at January 1,	$--
	Acquisitions	32,163,615
	Intangible assets	(3,343,087)
	Intangible liabilities	393,471

	Balance at December 31,	$29,213,999

(D)	Reconciliation of accumulated depreciation:

	Balance at January 1,	$--
	Depreciation expense	31,790

	Balance at December 31,	$31,790

(E)	The encumbrance column does not include the term loan of $4,658,497 associated with the acquisition of the Newington Fair Shopping Center and the seven Dollar General retail stores in 2012.

F-37